SECURED PROMISSORY NOTE

Maker:	LC Luxuries Limited,	Holder: Keith Hoerling
a Nevada corporation

Principal Amount: $900,000.00	Rate: 0.35%	Date: November 19, 2010

Promise to Pay: FOR VALUE RECEIVED, LC Luxuries Limited, a Nevada corporation  (“Maker”), hereby promises to pay on or before January 10, 2013 (the “Maturity Date”) to the order of Keith Hoerling (“Holder”), at 2183 Fairview Rd, Ste 101, Costa Mesa, California, or at such other place or to such other party as the Holder may from time to time designate in writing, the principal sum of Nine Hundred Thousand Dollars and no cents ($900,000.00), together with accrued interest on the unpaid principal from time to time outstanding, as set forth in this Secured Promissory Note (this “Note”) until fully paid.

This Note is being issued in connection with that certain Agreement and Plan of Reorganization and Merger by and among Weedmaps, LLC, a Nevada limited liability company, and its three members, namely Justin Hartfield, Keith Hoerling, and Douglas Francis (collectively, the “Members”), on the one hand, and Maker and LC Merger Corp., a Nevada corporation and a wholly owned subsidiary of Maker (“LC Merger Sub”), on the other hand, dated November 19, 2010 (the “Merger Agreement”).

Payment.  The principal, together with all accrued interest on this Note shall be payable on the Maturity Date (the “Note Payment”).  This Note shall be payable by certified or bank cashier’s check or by wire transfer of immediately available funds to an account designated by Holder in writing. Unless otherwise agreed or required by applicable law, all payments will be applied first to any charges, costs, expenses or late fees then owed to Holder, next to unpaid accrued interest, with any balance applied to principal.

Fixed Interest Rate.  Commencing the date hereof, this Note shall accrue interest on the unpaid principal from time to time outstanding at a rate of 0.35% per annum. Accrued interest shall be due and payable concurrently with the Note Payment.  In addition, accrued interest shall be due and payable upon any prepayment (to the extent thereof), at the maturity hereof (whether by acceleration or otherwise) and, thereafter, upon demand.

Prepayment.  Prepayment of the principal and all accrued interest on this Note shall be allowed with the consent of Holder, and any such prepayment shall be applied first to interest accrued but unpaid to such date on the outstanding principal balance hereof immediately preceding such prepayment and then to reduction of the principal balance hereof.

Events of Default.  Holder may, at its option, accelerate the maturity of this Note upon the occurrence of any of the following events (any one of which shall be deemed an “Event of Default”), in which event the unpaid balance of this Note, together with accrued interest, shall become immediately due and payable without demand or notice:

1.	The failure by Maker to pay the Note Payment on or before the Maturity Date;

2.
The material breach or failure by Maker to perform any covenant or undertaking of Maker in this Note or under the Merger Agreement, and (other than failure by Maker to pay the Note Payment on or before the Maturity Date) each of such breach or failure to perform is not cured within ten (10) days following the receipt by Maker of written notice thereof by Holder; or

3.
In the event that Maker shall (A) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of all or substantially all of its property, (B) make a general assignment for the benefit of creditors, (C) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (D) be adjudicated as bankrupt or insolvent, (E) file a petition or take advantage of any other law providing for the relief of debtors, or (F) acquiesce to, or fail to have dismissed within forty-five (45) days, any petition filed against it in any involuntary case under such bankruptcy law.

Security.  This Note is secured by the Collateral, as that term is defined in that certain Security Agreement, of an even date herewith and attached to the Merger Agreement as Exhibit C thereto, by and between Maker and LC Merger Sub, on the one hand, and  the Members and Justin Hartfield as the “Collateral Agent”, on the other hand (the “Security”).

Waivers and General Provisions.  Maker expressly waives presentment, protest and demand, notice of protest, demand, intention to accelerate the maturity of this Note and dishonor and nonpayment of this Note, and all other notices of any kind, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time without in any way affecting the liability of Maker and endorsers hereof.

No single or partial exercise of any power hereunder shall preclude other or further exercise thereof or the exercise of any other power.  No delay or omission on the part of the Holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note.

Attorneys’ Fees.  If an action shall be brought on this Note, the losing party shall pay immediately upon demand all costs and expenses of the prevailing party, including reasonable attorneys’ fees.  The obligations set forth in this paragraph are separate and several, shall survive the discharge of this Note and the merger of this Note into any judgment on this Note.

Severability.  Every provision of this Note is intended to be severable.  In the event any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegal or invalid term or provision shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

Successors and Assigns.  The provisions contained herein shall be binding upon, and inure to the benefit of, the heirs and successors of the parties hereto.  This Note may not be assigned by either party without the prior written consent of the other party, which consent shall not be reasonably withheld.

Release.  After the payment of all sums for which the Maker is obligated under this Note, the Holder shall deliver, or mail to the Maker at his or her last known address, such one or more good and sufficient instruments as may be necessary to acknowledge payment in full and to release the Security.

Governing Law.  This Note, and every other agreement entered into or document signed in connection with this Note, shall be governed by and construed in accordance with the laws of the State of California.

  IN WITNESS WHEREOF, the undersigned has caused this Secured Promissory Note to be executed at Costa Mesa, California as of the date first set forth above.

“Maker”

LC Luxuries Limited, a Nevada corporation

/s/ James Pakulis
By:	James Pakulis, CEO
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